ME AND MY EDGAR

Musings from the corporate campaign trail
filed by AAG candidate Steve Nieman
updated Friday, May 12, 2006

Hello All,

Are we having FUN yet??

Unfortunately in this contested election at the AAG, communication between company management and the CHALLENGERS has not been the best. Two of the three candidates are regular old workers. You'd think we were pirates, like Carl Icahn and T. Boone Pickens taking on the AAG as a fearsome twosome... with Richard Foley slowly rumbling up from behind...

I am not privy to exact events and how they unfolded, but the bottom line is a fax number for CHALLENGER proxies has now been provided by Vanguard/ADP (631-254-7622). And just as important, the AAG 401(k) worker voting deadline has been EXTENDED to 11:59 pm on Monday, May 15, 2006, which is the day before the annual shareholders meeting. This was due to a long, sorry story; maybe I'll have time to tell you about it at the stockholders meeting next Tuesday. Just a small matter of management delivering proxy materials on time...

You can access our ballot cards and VIFs at our website portal, www.votepal.com/. And more specifically click on:
http://www.votepal.com/2006Contest/nemo14adefcss060505.html

We're really getting tight on time here, so voting by fax for the AAG CHALLENGERS would be the best for all categories of stockholders. Workers now have the option to fax directly to the ADP fax number above.

Read our proxy statement for detailed instructions on how tickle-y it is to vote for the CHALLENGERS.

Those responding to our Internet-only solicitation –– THANK YOU FOR TAKING THE TIME TO PROPERLY VOTE OUR PROXY FOR US!!

Warm Regards,
Steve Nieman, candidate.

Again, mail or fax all your CHALLENGER proxies to the postal address below.

Mail to:
The AAG CHALLENGER PROXY COMMITTEE
c/o Steve Nieman
Box 602
Brush Prairie, WA 98606

Fax to us at:
(360) 666-6483

**************************************************************************

http://www.issproxy.com/governance/publications/2006archived/109.jsp

From today's ISS Governance Weekly

Meetings to Watch

This section alerts readers to forthcoming shareholder meetings that have particularly interesting or controversial issues on the agenda.

Company: Alaska Air Group

When: May 16, 2006

Why: The company, which has been criticized in the past by investors for ignoring various shareholder resolutions that won majority support, has made a series of governance changes this year. In March, Alaska Air adopted a bylaw to require a majority vote in uncontested board elections. Management also is sponsoring a proposal to declassify its board. The board also acted to dismantle supermajority voting rules, amending its bylaws to permit bylaw changes by a majority vote, and is sponsoring a resolution to eliminate an
80 percent requirement for transactions.